822 Bishop Street, Honolulu, Hawaii 96813

March 13, 2008

To the Shareholders of Alexander & Baldwin, Inc.:

You are invited to attend the 2008 Annual Meeting of Shareholders of Alexander & Baldwin, Inc., to be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Thursday, April  24, 2008 at 8:30  a.m. At the meeting, we will have the opportunity to discuss the Company’s financial performance during 2007, and our future plans and expectations.

Whether or not you now plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by signing, dating and mailing the enclosed proxy card. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are included in the enclosed proxy.

Regardless of the size of your holding, your vote is important and your shares should be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person. Thank you for your continued support of A&B.

Sincerely,

/s/ W. Allen Doane

W. ALLEN DOANE

Chairman of the Board, President

and Chief Executive Officer

822 Bishop Street, Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Thursday, April 24, 2008, at 8:30 a.m., Honolulu time, to:

1.	Elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Ratify the appointment of auditors for the ensuing year; and

3.	Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on February 15, 2008 as the record date for the meeting. Owners of Alexander & Baldwin, Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting.

PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

By Order of the Board of Directors,

/s/ Alyson J. Nakamura

ALYSON J. NAKAMURA

Secretary

March 13, 2008

TABLE OF CONTENTS

Page

Notice of 2008 Annual Meeting of Shareholders

General Information	1
Election of Directors	2
Director Nominees	2
Certain Information Concerning the Board of Directors	4
Director Independence	4
Board of Directors and Committees of the Board	4
Nominating Committee Processes	5
Corporate Governance Guidelines	5
Compensation of Directors	6
Director Share Ownership Guidelines	7
Shareholder Communications with Directors	7
Security Ownership of Certain Shareholders	7
Certain Information Regarding Directors and Executive Officers	8
Security Ownership of Directors and Executive Officers	8
Section 16(a) Beneficial Ownership Reporting Compliance	8
Certain Relationships and Transactions	8
Code of Ethics	10
Executive Compensation	10
Compensation Discussion and Analysis	10
Summary Compensation Table	19
Grants of Plan-Based Awards	20
Outstanding Equity Awards at Fiscal Year-End	22
Option Exercises and Stock Vested	23
Pension Benefits	23
Non-Qualified Deferred Compensation	24
Other Potential Post-Employment Payments	25
Compensation Committee Report	28
Compensation Committee Interlocks and Insider Participation	28
Audit Committee Report	28
Ratification of Appointment of Independent Auditors	28
Other Business	29
Shareholder Proposals for 2009	29

822 Bishop Street, Honolulu, Hawaii 96813

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Alexander & Baldwin, Inc. (“A&B” or the “Company”) is soliciting proxies for the Annual Meeting of Shareholders to be held on April 24, 2008 and at any adjournment or postponement of the meeting (the “Annual Meeting”). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting. You may contact Stacy Mercado at (808) 525-6661 to obtain directions to the site of the Annual Meeting.

Only shareholders of record at the close of business on February 15, 2008 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 41,307,295 shares of common stock outstanding, without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and the ratification of the appointment of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the ratification of auditors.

Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may solicit proxies by telephone or by other appropriate means. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries that are record holders of A&B’s common stock to forward proxy soliciting material to the beneficial owners of the stock, and A&B will reimburse those record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $9,500 plus reasonable out-of-pocket expenses.

This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com/annualmeeting.htm, on or about March 13, 2008.

ELECTION OF DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

Director Nominees. The nominees of the Board of Directors are the nine persons named below, all of whom currently are members of the Board of Directors. The Board of Directors believes that all nominees will be able to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for the person or persons nominated by the Board of Directors to replace such nominee.

The following table provides the name, age (as of March 31, 2008) and principal occupation of each person nominated by the A&B Board, their business experience during at least the last five years, and the year each first was elected or appointed a director.

Name	Principal occupation, information as to other positions with A&B, and other directorships	Age	Director since
W. Blake Baird	Managing Partner and Co-Founder, Terreno Capital Partners LLC (real estate investment management), since September 2007; President of AMB Property Corporation (“AMB”), San Francisco, California (real estate investment trust) from January 2000 to December 2006; Director of AMB from May 2001 to December 2006.	47	2006
Michael J. Chun	President and Headmaster, The Kamehameha Schools, Kapalama Campus, Honolulu, Hawaii (educational institution) since June 1988; Director of Bank of Hawaii Corporation.	64	1990
W. Allen Doane	Chairman of the Board of A&B since April 2006; President and Chief Executive Officer of A&B since October 1998; Chairman of the Board of A&B’s subsidiary, Matson Navigation Company, Inc. (“Matson”), from April 2006 to present and from July 2002 to January 2004; Vice Chairman of the Board of Matson from January 2004 to April 2006 and from December 1998 to July 2002; Director of First Hawaiian Bank, banking subsidiary of BancWest Corporation.	60	1998

Walter A. Dods, Jr.

Non-Executive Chairman of the Board of First Hawaiian Bank, a subsidiary of BancWest Corporation (formerly known as First Hawaiian, Inc. prior to a 1998 merger), Honolulu, Hawaii (banking), since January 2005; Non-Executive Chairman of the Board of BancWest Corporation from January 2005 through December 2007; Chairman of the Board and Chief Executive Officer of BancWest Corporation and First Hawaiian Bank, from September 1989 through December 2004; Director of BancWest Corporation and its banking subsidiaries, First Hawaiian Bank and Bank of the West; Director of Maui Land & Pineapple Company, Inc. since October 2004. Lead Independent Director of A&B since April 2006.

		66	1989
Charles G. King	President and Dealer Principal, King Auto Center, Lihue, Kauai, Hawaii (automobile dealership) since October 1995; Dealer Principal, King Windward Nissan, Kaneohe, Oahu, Hawaii (automobile dealership) since February 1999; Dealer Principal, King Infiniti of Honolulu (automobile dealership) since April 2004.	62	1989
Constance H. Lau	President, Chief Executive Officer and Director of Hawaiian Electric Industries, Inc. (“HEI”), Honolulu, Hawaii (electric utility/banking) since May 2006; Chairman of the Boards of American Savings Bank, F.S.B. (“ASB”) and Hawaiian Electric Company, Inc., subsidiaries of HEI, since May 2006; Chief Executive Officer and Director of ASB since June 2001; President of ASB from June 2001 to February 2008; Chief Operating Officer and Senior Executive Vice President of ASB from December 1999 to June 2001.	56	2004
Douglas M. Pasquale	President and Chief Executive Officer of Nationwide Health Properties, Inc. (“NHP”) Newport Beach, California (healthcare real estate investment trust) since April 2004; Director of NHP since November 2003; Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004; Chairman of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from December 1999 to September 2003; President and Chief Executive Officer of Atria Senior Living Group from April 2003 to September 2003.	53	2005

Maryanna G. Shaw	Private investor.	69	1980
Jeffrey N. Watanabe	Of Counsel, Watanabe Ing & Komeiji LLP (“WIK”), Honolulu, Hawaii (attorneys at law) since July 2007, Partner, WIK, from 1971 to June 2007; Director of HEI; Non-Executive Chairman of the Board of HEI since May 2006.	65	2003

The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written shareholder’s notice that the person’s name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 25 days of the anniversary date of the preceding annual meeting, a shareholder’s notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice must include specified information about each nominee and the shareholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Separate procedures have been established for shareholders to submit director candidates for consideration by the Nominating and Corporate Governance Committee. These procedures are described below under the subsection “Nominating Committee Processes.”

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2008: The proxy statement and annual report to shareholders both are available at http://www.alexanderbaldwin.com/annualmeeting.htm.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence. The Board has reviewed each of its current directors and has determined that all such persons, with the exception of Mr. Doane, who is an executive officer of A&B, are independent under Nasdaq rules. In making its independence determinations, the Board considered the following transactions, relationships or arrangements not otherwise disclosed elsewhere in this Proxy Statement: Dr. Chun -- the agreement to purchase a condominium unit from an A&B subsidiary at the market price and A&B’s banking relationships with Bank of Hawaii, an entity of which Dr. Chun is a director; Mr. Dods – A&B’s banking relationships with First Hawaiian Bank, an entity of which Mr. Dods is Non-Executive Chairman of the Board; and Mr. Watanabe – A&B’s banking relationships with American Savings Bank, an entity of which Mr. Watanabe is a director, and which is a subsidiary of HEI, an entity of which Mr. Watanabe is Non-Executive Chairman of the Board, and electricity sales by a division of A&B to a subsidiary of HEI.

Board of Directors and Committees of the Board. The Board of Directors held twelve meetings during 2007. In conjunction with seven of these meetings, the independent directors of A&B met in formally-scheduled executive sessions, led by the Lead Independent Director. In 2007, all directors were present at 100 percent of the meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee: The current members of the Audit Committee, which held six meetings during 2007, are Mr. Pasquale, Chairman, Mr. Baird, Mr. Dods and Ms. Lau, each of whom is an independent director under the applicable Nasdaq listing standards and SEC rules and regulations. All four members of the Audit Committee have been determined by the Board of Directors to be audit committee financial experts under the rules of the SEC. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, and are summarized in the Audit Committee Report which appears in this Proxy Statement. A current copy of the charter of the Audit Committee is available on the corporate governance page of A&B’s corporate website at www.alexanderbaldwin.com.

Compensation Committee: The current members of the Compensation Committee, which held five meetings during 2007, are Mr. King, Chairman, Dr. Chun, Ms. Shaw and Mr. Watanabe, each of whom is an independent director under the applicable Nasdaq listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans, and for making recommendations on director compensation to the Board. The Compensation Committee is governed by a charter, a current copy of which is available on the corporate governance page of A&B’s corporate website at www.alexanderbaldwin.com.

The following are the processes and procedures performed by the Compensation Committee:

•	Reviews the Company’s compensation, benefit and incentive plans, and, if appropriate, adopts or recommends to the Board the adoption of new plans or amendments to existing plans.
•	Approves the granting of any stock option, stock grant, stock appreciation right or other equity-based awards, or deferred compensation under incentive plans.
•	Initiates the performance appraisal process by which the Board evaluates the performance of the Chief Executive Officer (“CEO”) and approves the CEO’s base compensation level.
•	Approves the compensation of executive officers of the Company, other than the base compensation of the CEO.
•	Evaluates and recommends to the Board the appropriate level of compensation for Board and Committee service by non-employee members of the Board.
•	Conducts or authorizes investigations into or studies of matters within the Committee’s scope of responsibilities and retains such independent counsel or other advisers as deemed necessary.

The Compensation Committee may form subcommittees and delegate such power and authority as the Committee deems appropriate. However, no subcommittee may have fewer than two members and the Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. Certain authorities have been delegated to the CEO regarding the approval of base compensation of non-executive officers, administration of certain small non-executive sales commission and incentive plans and exceptions to eligibility and minor adjustments to target opportunities under the A&B Annual Incentive Plan.

In 2007, the Company’s Compensation Committee retained the independent consulting firm Watson Wyatt Worldwide (“Watson Wyatt”) to assist the Committee in various compensation matters, as described in the Compensation Discussion and Analysis section of this Proxy Statement. With the knowledge of the Compensation Committee, management retained Watson Wyatt to assist the Company on several special projects, including a review of pension programs.

The role of executive officers in executive compensation is described in the Compensation Discussion and Analysis section of this Proxy Statement. Executive officers are not involved in determining director compensation.

Nominating and Corporate Governance Committee: The current members of the Nominating and Corporate Governance Committee (the “Nominating Committee”), which held three meetings in 2007, are Mr. Dods, Chairman, Dr. Chun and Ms. Shaw, each of whom is an independent director under the applicable Nasdaq listing standards. The functions of the Nominating Committee include identifying and recommending to the Board individuals qualified to serve as directors of A&B; recommending to the Board the size of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance principles and other corporate governance issues; and developing and recommending processes for the annual evaluation of the Board and evaluating the Nominating Committee’s performance. The Nominating Committee is governed by a charter, a current copy of which is available on the corporate governance page of A&B’s corporate website at www.alexanderbaldwin.com .

Nominating Committee Processes. The Nominating Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of qualified persons who might be available to serve on the Board. The Committee also, from time to time, engages firms that specialize in identifying director candidates.

The Nominating Committee also will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder’s ownership of A&B stock (including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of A&B and the candidate’s consent to be named as a director if recommended by the Nominating Committee and nominated by the Board for approval by the shareholders.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii, 96813 and must be received not less than 120 days before the anniversary of the date on which A&B’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director of A&B are that a nominee demonstrate high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director’s duties. The Committee also may consider other factors that it deems to be in the best interests of A&B and its shareholders, such as business experience, financial expertise and group decision-making skills.

Once a potential candidate has been identified by the Nominating Committee, the

Committee collects and reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Committee may request information from the candidate, review the person’s accomplishments, qualifications and references, and conduct interviews with the candidate. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to promote the more effective functioning of the Board and its committees. The guidelines provide details on matters such as:

•	Goals of the Board
•	Selection of directors, including the Chairman of the Board and Lead Independent Director
•	Board membership criteria and director retirement age
•	Stock ownership guidelines
•	Director independence, and executive sessions of independent directors
•	Board self-evaluation
•	Board orientation and continuing education
•	Leadership development – annual evaluations of the CEO and management succession plans

The full text of the A&B Corporate Governance Guidelines is available on the corporate governance page of A&B’s corporate website at www.alexanderbaldwin.com.

Compensation of Directors. The following table summarizes the cash and non-cash compensation paid by A&B to directors for services rendered during 2007.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonquali-fied Deferred Compen-sation Earnings ($)(3)	All Other Compen-sation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
W. Blake Baird	56,600	22,726	0	N/A	N/A	0	79,326
Michael J. Chun	59,100	22,726	71,418	N/A	25,965	2,000	181,209
Walter A. Dods, Jr.	88,300	22,726	71,418	N/A	0 (4)	1,000	183,444
Charles G. King	63,000	22,726	71,418	N/A	5,519	0	162,663
Constance H. Lau	56,600	22,726	71,418	N/A	N/A	0	150,744
Douglas M. Pasquale	68,500	22,726	65,354	N/A	N/A	0	156,580
Maryanna G. Shaw	59,100	22,726	71,418	N/A	0 (5)	0	153,244
Jeffrey N. Watanabe	55,100	22,726	71,418	N/A	N/A	700	149,944

(1)

Represents the dollar value of 1,837 restricted stock units per director earned under SFAS No. 123R granted via the A&B 2007 Incentive Compensation Plan based on the closing price of the Company’s stock on the date of the grant.. The grant date fair value for each restricted stock unit award in 2007 is $100,025. Each director has 1,837 restricted stock units outstanding at the end of the year.

(2)

Represents the dollar value of a proportional amount of options earned under SFAS No. 123R granted via the A&B 1998 Non-Employee Director Stock Option Plan based on the Black Scholes value on the date of each grant. See Note 11 of the consolidated financial statements of the Company’s 2007 Annual Report on Form 10-K regarding the assumptions underlying valuation of equity awards. There were no options granted in 2007. The aggregate number of stock option awards outstanding at the end of the year for each director is as follows: Mr. Baird – 0 shares; Dr. Chun – 39,515 shares; Messrs. Dods and King – 42,000 shares each; Ms. Lau and Ms. Shaw – 24,000 shares each; Mr. Pasquale – 16,000 shares; and Mr. Watanabe – 27,000 shares.

(3)	All amounts are attributable to the aggregate change in the actuarial present value of the director’s accumulated benefit under a defined benefit pension plan.
(4)	The change in pension value was a decrease of $6,491.
(5)	The change in pension value was a decrease of $7,844.
(6)	Represents charitable contributions under the matching gifts program described below on page 7.

Through March 31, 2007, directors received a proportional amount of retainer and meeting fees as follows: Outside directors received an annual cash retainer of $27,000. Messrs. King and Dods received an additional annual retainer fee of $7,500 for serving as Chairpersons of the Compensation Committee and the Nominating Committee, respectively, and Mr. Pasquale received an additional annual retainer fee of $10,000 for serving as Chairperson of the Audit Committee. Mr. Dods received an additional annual retainer fee of $20,000 for service as the Lead Independent Director. Outside directors received an attendance fee of $1,200 per Board meeting and, in addition, attendance fees of $1,000 per committee meeting if serving as a member, or $1,200 if serving as a chairperson, of a Board committee. All directors of A&B served as directors of A&B’s Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting.

Based on the recommendations of Watson Wyatt, effective April 1, 2007, the annual cash retainer for outside directors increased to $33,000; the additional annual cash retainer for the Chairperson of the Audit Committee increased to $12,000; the meeting attendance fees for A&B and for Matson Board meetings increased to $1,500 and $1,200 per Board meeting, respectively; and committee attendance fees increased to $1,500 per committee meeting for committee members and chairpersons alike. Other fees remained unchanged. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors. Outside directors may defer half or all of their annual cash retainer and meeting fees until retirement or until a later date they may select; no directors have deferred any of these fees.

At the 2007 Annual Meeting, shareholders approved the Alexander & Baldwin, Inc. 2007 Incentive Compensation Plan (“2007 Plan”), which, among other things, replaced an annual grant to each non-employee director of a stock retainer of 300 shares and the option to purchase 8,000 shares with an automatic grant of $100,000 in restricted stock units to each director who is elected or reelected as an outside director of A&B. Outside directors may defer $10,000 - $100,000 of their vested shares until cessation of board service, the fifth anniversary of the award date, or whichever is earlier. One director has elected to make such a deferral.

Under A&B’s retirement plan for directors, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later (but in no event later than the date of the first annual meeting of shareholders after the director attains age 72), that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years. Effective December 31, 2004, these retirement benefits were frozen based on a director’s service and retainer on that date and no further benefits accrue for subsequent periods.

Directors have business travel accident coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business. They also may participate in the Company’s deferred compensation program and matching gifts program, in which the Company matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 for each director annually.

Director Share Ownership Guidelines. The Board has adopted a “Share Ownership Guideline Policy” for itself, encouraging each non-employee director to own A&B common stock (including restricted stock units) with a value of five times the amount of the current cash retainer of $33,000 or three thousand (3,000) shares. Directors will endeavor to obtain the specified amount of shares by April 1, 2010, or within five years of becoming a director, whichever period is later.

Shareholder Communications with Directors. Shareholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, correspondence should be addressed to the Board of Directors or any one or more individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o A&B Law Department” at A&B’s headquarters at 822 Bishop Street, Honolulu, Hawaii 96813.

All communications received as described above will be opened by the A&B Law Department for the sole purpose of determining whether the contents constitute a communication to A&B’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the director or directors to whom it is addressed. In the case of communications to the Board or to any group of directors, the A&B Law Department will make sufficient copies of the contents to send to each addressee.

In addition, it is A&B policy that directors are invited and strongly encouraged to attend the Annual Meeting of Shareholders. All of the directors attended the 2007 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table lists the names and addresses of the only shareholders known by A&B on February 15, 2008 to have owned beneficially more than five percent of A&B’s common stock outstanding, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents, based upon the most recent reports filed with the SEC. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class

FMR LLC 82 Devonshire Street Boston, MA 02109	3,755,347 (a)	9.1%

Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,896,131 (b)	7.0%

(a)

As reported in Amendment No. 7 to Schedule 13G dated February 13, 2008 (the “FMR 13G”) filed with the SEC. According to the FMR 13G, FMR LLC, through its subsidiaries, Fidelity Management & Research Company and Pyramis Global Advisors Trust Company, and an affiliate of FMR LLC, Fidelity International Limited, has, in the aggregate, sole voting power over 295,757 shares, sole dispositive power over all 3,755,347 shares, and does not have shared voting or dispositive power over any shares.

(b)

As reported in Amendment No. 1 to Schedule 13G dated February 14, 2008 (the “Third Avenue 13G”) filed with the SEC. According to the Third Avenue 13G, Third Avenue Management LLC has sole voting power and sole dispositive power over all 2,896,131 shares, and does not have shared voting or dispositive power over any shares.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Security  Ownership  of  Directors  and  Executive  Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 15, 2008 by each director and nominee, by each executive officer named in the “Summary Compensation

Table” below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number in Group	Number of Shares Owned (a)(b)(c)	Stock Options/RSUs (d)	Total	Percent of Class
W. Blake Baird	2,650	0	2,650	--
Michael J. Chun	7,806	36,848	44,654	0.1
W. Allen Doane	261,270	472,966	734,236	1.8
Walter A. Dods, Jr.	17,198	39,333	56,531	0.1
Charles G. King	13,922	39,333	53,255	0.1
Constance H. Lau	1,000	21,333	22,333	--
Douglas M. Pasquale	2,350	13,333	15,683	--
Maryanna G. Shaw	265,985	21,333	287,318	0.7
Jeffrey N. Watanabe	1,163	24,333	25,496	--
Christopher J. Benjamin	38,338	45,375	83,713	0.2
James S. Andrasick	109,420	65,315	174,735	0.4
Stanley M. Kuriyama	93,066	134,364	227,430	0.5
Matthew J. Cox	22,640	14,963	37,603	--
19 Directors, Nominees and Executive Officers as a Group	893,324	981,057	1,874,381	4.4

(a)

Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows: Ms. Shaw – 17,121 shares. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are trustees or directors, including as follows: BancWest Corporation – 250,895 shares, Bank of Hawaii – 492,209 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw is a trustee – 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee – 400 shares.

(b)

Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows: Mr. Baird – 2,650 shares, Dr. Michael Chun – 6,395 shares, Mr. King – 685 shares, Ms. Lau – 700 shares, Mr. Pasquale – 2,250 shares, Ms. Shaw – 18,248 shares, and directors, nominees and executive officers as a group – 34,497 shares and (ii) sole voting power only: directors, nominees and executive officers as a group – 181 shares.

(c)	None of the shares have been pledged as security.
(d)

Amounts reflect shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to April 15, 2008 through the exercise of stock options or the vesting of restricted stock units.

Section  16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires A&B’s directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. A&B believes that during fiscal 2007, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis, except that Maryanna G. Shaw was required to file a Form 4 on or before August 13, 2007, with respect to the sale of 37,800 shares, but such Form 4 was filed on August 14, 2007.

Certain Relationships and Transactions. A&B has adopted a written policy under which the Audit Committee must pre-approve all related person transactions that are disclosable under SEC Regulation S-K, Item 404(a). Prior to entering into a transaction with A&B, directors and executive officers (and their family members) must make full disclosure of all facts and circumstances to the Law Department. The Law Department then determines whether such transaction or arrangement requires the approval of the Audit Committee. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the person in question is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related person transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it appears that a proposed related person transaction will occur prior to the next scheduled Audit Committee meeting, approval will be sought from Audit Committee members between meetings via fax, e-mail or written correspondence. Approval by a majority of the Committee members will be sufficient to approve the related person transaction. If a related person transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

G. Stephen Holaday, President, Agribusiness, closed on the purchase of a condominium unit on November 21, 2007 in a project being developed by a limited liability company in which a subsidiary of A&B is a member, for a purchase price of $1,817,500. Mr. Holaday had entered into a contract to purchase the condominium unit in 2005. Charles G. King, a director of A&B, owns a 6.1 percent interest, and Mr. King’s brother owns a 65 percent interest, in a corporation that entered into a five-year commercial lease (with one five-year renewal option) at market rates with a subsidiary of A&B. The amount of gross rent paid in 2007 was $224,424. The Company sold the property subject to this lease on September 28, 2007. Walter A. Dods, Jr., a director of A&B, owns an approximately 33 percent interest in a corporation that, on August 30, 2007, purchased a company that previously had entered into a ten-year commercial lease (with two five-year renewal options) at market rates with a subsidiary of A&B. The amount of gross rent paid in 2007 was $36,346 and the remaining aggregate net rent obligation under the ten-year lease term is $1,381,300.

Constance H. Lau, a director of A&B, is President, Chief Executive Officer and Director of HEI, as well as Chairman of the Board and Chief Executive Officer of American Savings Bank, F.S.B., a subsidiary of HEI. A&B and its subsidiaries have a number of relationships with American Savings Bank, including:

American Savings Bank (i) has a 10.8 percent participation in A&B’s $225 million revolving credit and term loan agreement, of which, in 2007, the largest aggregate amount of principal outstanding was $4.2 million, $2,853,800 and $51,300 were paid in principal and interest, respectively, and $13,892,308 was outstanding on February 15, 2008, with interest payable on a sliding scale at rates between 0.225 percent to 0.475 percent (based on A&B’s current credit rating) plus LIBOR, (ii) has a 10.8 percent participation in Matson’s $100 million revolving credit and term loan agreement (such loan being linked to the $225 million facility described in (i) above), of which, in 2007, there were no amounts outstanding and no principal or interest paid, and no amounts outstanding on February 15, 2008, with interest payable on a sliding scale at rates between 0.225 percent to 0.475 percent (based on Matson’s current credit rating) plus LIBOR, (iii) has a $40 million construction loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2007, the largest aggregate amount of principal outstanding was $27,976,000, $56,845,900 and $834,600 were paid in principal and interest, respectively, and no amounts were outstanding on February 15, 2008, with interest payable at a rate of LIBOR plus 1.25 percent, (iv) has a $12 million revolving credit facility made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2007, the largest aggregate amount of principal outstanding was $1,254,000, $1,887,300 and $1,800 were paid in principal and interest, respectively, and no amounts were outstanding on February 15, 2008, with interest payable at a rate of LIBOR plus 1.25 percent, (v) is a commercial tenant in certain properties owned by A&B or its subsidiaries, under leases with terms that have expired or are expiring in December 2017, with aggregate gross rents in 2007 of $234,634, and aggregate net rents from and after January 1, 2008 of $535,765, and (vi) is a holdover lessee and licensee in A&B’s Maui Mall Shopping Center, with a month-to-month lease and a month-to-month license for a net monthly rent of $300 and $1,800 per month, respectively.

In 2007, an A&B division sold electricity that it had produced to Maui Electric Company, Inc., an HEI subsidiary, in the amount of approximately $18,883,000, which is based on a rate approved by the Hawaii Public Utilities Commission.

Ms. Lau’s spouse is the President and Chief Executive Officer of Finance Enterprises, Ltd., a Hawaii-based financial institution. Subsidiaries of Finance Enterprises have two commercial leases with A&B, with terms expiring in September 2010 and November 2012, with aggregate gross rents in 2007 of $171,717, and aggregate net rents from and after January 1, 2008 of $507,800.

The brother of Matthew J. Cox, Executive Vice President and Chief Operating Officer of Matson, is an officer in a company from which Matson leases transportation equipment. The aggregate amount paid under the lease in 2007 was $2,213,285, and the remaining aggregate rental obligation, which expires in July 2011, is $2,727,407.

Jeffrey N. Watanabe, a director of A&B, was a partner in, and is now of counsel to, a law firm that performed legal services in 2007 in the amount of $120,870 for a limited liability company in which a subsidiary of A&B is a member.

Code of Ethics. A&B has adopted a Code of Ethics (the “Code”) that applies to the CEO, Chief Financial Officer (“CFO”) and Controller. A copy of the Code, along with copies of Codes of Conduct applicable to all directors, officers and employees of A&B, is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com. A&B intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code by posting such information on its website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The CD&A addresses A&B’s compensation practices for 2007 for the five executive officers named in the Summary Compensation Table below (collectively, the “Named Executive Officers” or “NEOs”).

Compensation Overview

Compensation Philosophy and Objectives. The Company seeks to align its objectives with shareholder interests through a compensation program that attracts, motivates and retains outstanding executives, and rewards outstanding performance. To achieve this, the Company uses the following pay elements (described in further detail under “Pay Elements” below):

•	Salary,
•	Annual cash incentives,
•	Equity-based incentives,
•	Health and welfare benefits,
•	Retirement benefits,
•	Severance Plan and Change in Control agreements, and
•	Executive perquisites.

Target Compensation Percentiles. To achieve the Company’s compensation philosophy, the Compensation Committee has set compensation targets as follows:

•	Cash compensation at or about the 50th percentile of competitive survey data (described in detail under “The Role of Benchmarking”).
•	Total direct compensation (salary, annual incentives at target and long-term incentives) at or about the 60th percentile.
•	Total compensation (total direct compensation, plus perquisites, health and welfare benefits and retirement benefits) at or about the 60th percentile.

Actual compensation may be higher or lower, depending on Company and individual performance.

The Company’s target compensation percentiles reflect the highly competitive and unique businesses and geographies in which it competes. Attracting and retaining top talent in these businesses and geographic segments, particularly Hawaii and the San Francisco Bay Area, where the high cost of living and low unemployment rates challenge the Company’s staffing efforts, remain extremely difficult. Notwithstanding the challenging environment, A&B has been able to successfully compete for talent with its current target compensation levels. In 2007, a competitive assessment of each of the pay elements separately and in combination (salary, incentives, perquisites, health and welfare benefits and retirement benefits) for Company executives confirmed that these targets are being achieved.

Combination of Pay Elements. The Company’s target compensation percentiles, described above, result in a program that places greater emphasis on performance-based compensation and also focuses on long-term talent retention. The Committee believes that this is consistent with one of its key compensation objectives, which is to align management rewards with shareholder interests.

Percentage of Target Total Direct Compensation Provided by Each Pay Element

Pay Component	A&B NEOs	Competitive Benchmarking
Salary	30%	33%
Annual incentives	17%	21%
Long-term incentives	53%	46%

There are no specific formulas to determine the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.

     Review of Total Compensation. As part of determining total compensation, the Compensation Committee reviews:

•	A summary of the value of all compensation elements, both direct and non-direct, provided to the executive during the year,
•	Competitive survey data,
•	The accumulated value of outstanding equity grants and its sensitivity to stock price movement, and
•	Health and welfare benefits and retirement plan balances.

The Compensation Committee uses this information to evaluate:

•	Consistency with the Company’s compensation philosophy,
•	Consistency with competitive survey data,
•	Internal pay equity based on personal performance, job level and competitive compensation data, and
•	The effect of potential payments, awards and plan design changes on the executive’s total pay package.

     Internal Pay Equity. The Compensation Committee also reviewed the ratio of the CEO’s salary, total cash, total direct compensation and total compensation relative to the average compensation for the other four NEOs for 2007, as reflected in the table below. These ratios were further compared to benchmark survey data to determine whether compensation relationships are competitive. The Company’s target and actual ratios were found to be consistent with typical practices for companies of similar size in general industry.

Ratio of Target and Actual CEO Pay to Other NEOs

	Salary	Total Cash Compensation	Total Direct Compensation	Total Compensation
A&B Target	2.07 to 1	2.25 to 1	3.30 to 1	3.33 to 1

A&B Actual*	2.07 to 1	2.46 to 1	3.43 to 1	3.43 to 1

Benchmark Data	2.18 to 1	2.59 to 1	3.40 to 1	3.30 to 1

*Based on actual base salary, incentives paid in 2008 for 2007 performance and long-term incentive grants made in January 2008 in consideration of 2007 performance. This ratio does not reflect the long-term incentive award values in the Summary Compensation Table because the SEC requires reporting of share-based compensation expensed for the year, which typically includes awards from multiple prior years. The Compensation Committee believes reviewing the values for the grants made for a single performance year is more appropriate when considering compensation ratios.

Pay Elements

The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives.

Salary:Salary is intended to provide a competitive fixed rate of pay based upon an executive’s responsibilities. The Company’s general philosophy is to provide salaries at the median of salaries paid to officers with comparable job responsibilities in general industry companies of similar size to the Company. Factors that are considered in determining salary include:

•	Job responsibilities and experience,
•	The executive’s performance,
•	Competitive survey data,
•	Positioning within the executive’s salary range,
•	Positioning in relation to the Company’s pay philosophy,
•	Projected salary increases in the general industry, and
•	The value of the executive’s total pay package at target for the year.

Potential gains or the accumulated value of compensation under the equity or benefits programs are not considered when determining salary, although they are considered in determining other elements of compensation.

The Board of Directors determines the CEO’s annual salary change on the basis of the factors mentioned above. The Board has a formalized performance review process for the CEO that includes five categories: financial performance, strategic effectiveness and innovation, business management, talent management, and personal effectiveness. None of the categories are weighted, and there is no overall rating score. Each board member provides written observations and rates the CEO’s performance against the criteria. The Board of Directors discusses the results of the assessment with the CEO, discussing the areas of greatest strength and the areas where improvements could be made. The result of this process is only one factor in determining the CEO’s actual annual salary increase.

The CEO recommends annual salary changes for the other NEOs. Salary increases for NEOs are generally considered by the Compensation Committee in February of each year for implementation on April 1st. In 2007, based on the above factors, the Board of Directors approved a base salary increase for the CEO of 5 percent, and the Compensation Committee approved base salary increases of 8.3 percent, 3.7 percent, 5.3 percent and 4.8 percent, respectively, for Messrs. Benjamin, Andrasick, Kuriyama and Cox. For 2007, salaries for NEOs in the aggregate were at about the 50th percentile of the competitive market, and no individual NEO exceeded the 75th percentile of the competitive market.

Annual Incentives: Annual incentives are provided through the One-Year Performance Improvement Incentive Plan (“PIIP”) to motivate executives and reward them if they achieve specific corporate, business unit and individual goals. These goals are established in February of each year.

Weighting of Goals. The weighting of the corporate, business unit and individual goals depend on the executive’s position and responsibilities. For 2007, the Compensation Committee and management revised the weighting among corporate, business unit and individual goals to place greater emphasis on corporate and business unit financial results and less on individual goals, with the expectation that the revised mix would more closely link incentives with Company performance and increase focus on shareholder return. Prior to 2007, the goals for the CEO and CFO positions (currently Messrs. Doane and Benjamin) were weighted 60 percent for corporate performance and 40 percent on individual goals. Business unit executives (Messrs. Andrasick, Kuriyama and Cox) were weighted 20 percent on corporate performance, 40 percent on business unit performance and 40 percent on individual goals. The 2007 weighting is as follows:

Weighting of 2007 PIIP Goals for NEOs

NEO	Unit	Corporate	Business Unit	Individual
Mr. Doane	Corporate	70%	0%	30%
Mr. Benjamin	Corporate	70%	0%	30%
Mr. Andrasick	Transportation	20%	50%	30%
Mr. Kuriyama	Real Estate	20%	50%	30%
Mr. Cox	Transportation	0%	70%	30%

Determination of Annual Incentive Award. Each component -- corporate, business unit and individual -- is evaluated against the respective performance measures. Generally, there are three levels of award opportunities for each component: threshold, target and extraordinary. Target award opportunity levels for NEOs range from 50 percent to 70 percent of salary. If a threshold goal is not achieved, there will be no payout for that component. If threshold goals are achieved, a participant will receive 50 percent of the target award opportunity for that component. If target or extraordinary goals are achieved, a participant will receive 100 or 200 percent, respectively, of the target award opportunity for that component. Awards are prorated for performance between the threshold, target and extraordinary levels, as applicable.

The CEO reviews the PIIP award calculations for each individual (other than himself), and makes recommendations to the Compensation Committee regarding payouts, including the reasons for his recommendations. The Compensation Committee approves the awards and has discretion to modify recommended awards, both positively and negatively, to take into consideration factors it believes more appropriately reflect the performance of the Company, unit, or individual. Such factors may vary, but may include, for individuals, adjustments for an executive taking on temporary but significant additional responsibilities to his normal job role or, for the Company or a business unit, adjustments for catastrophic events. The Committee made a de minimus adjustment to profit before income tax results to take into consideration imputed interest on stock repurchases, as it has in years past, which had no impact on any incentive calculation. No other discretion was exercised by the Compensation Committee in 2007.

Working with Watson Wyatt-supplied reports and using data as described in the benchmark section on page 16, management and the Compensation Committee reviewed target award levels for the PIIP and confirmed that each NEO is at or below the 50th percentile. Annual NEO incentive payouts, based on actual 2007 results that were close to the extraordinary level for corporate and exceeded the extraordinary level for the Transportation and Real Estate units, placed total cash compensation at about the 70th percentile. See page 13 for greater discussion of the Company’s performance against established goals and the Committee’s perspective on compensation paid during 2007.

While the Compensation Committee does not anticipate circumstances under which a restatement of earnings upon which incentive compensation award decisions were based would occur, should such circumstances occur the Compensation Committee has the discretion to take necessary actions to protect the interests of shareholders, including actions to seek to recover such incentive awards.

Company and Business Unit Performance. The corporate component measure in 2007 was based on the operating plan approved by the Board of Directors and was weighted 65 percent on corporate profit before income tax and 35 percent on return on invested capital (“ROIC”). Performance goals for each business unit were based on the Board-approved operating plan and were weighted 100 percent on business unit profit before income tax. Profit before income tax was selected as a corporate and business unit component because the Company believes it best reflects the results of business execution and profitability levels. ROIC was chosen as a corporate component because it is a key measure in identifying how effectively the Company is utilizing its capital resources. The Company believes that both performance goals align shareholder and executive interests.

For the performance period beginning in 2008 the Committee added an ROIC measure for the Transportation and Real Estate units to reward efficient use of capital as well. As is the case for the corporate component measure, awards will be weighted 65 percent on profit before income tax and 35 percent on ROIC.

The annual corporate and business unit targets reflect the Company’s Board-approved operating plan. When establishing the operating plan, management and the Board of Directors consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, and the Company’s strategic plan.

If performance with respect to a corporate or business unit component is below the threshold level, there is no incentive payout made for that component. Target level corporate and business unit goals were set at 100 percent of the 2007 Board-approved operating plan amounts. Should the Company or any business unit exceed the extraordinary level of performance, awards are capped at the extraordinary level. However, the Compensation Committee believes that part of its role is to apply informed discretionary judgment to the goals and achievements. For 2007 performance, the Compensation Committee did not apply any discretionary adjustments, other than the de minimus adjustment to profit before income tax results described on page 12, to the awards determined by the corporate or business unit measures for any of the NEOs.

For determination of award levels for 2007, the Company’s 2007 operating performance was compared to the performance goals approved by the Compensation Committee in February 2007. Corporate goals and actual results were as follows:

•	Profit before Income Tax: Threshold $176,205,000, Target $207,300,000, and Extraordinary $228,030,000. Actual results were $228,587,000*.
•	ROIC: Threshold 7.91%, Target 9.30%, and Extraordinary 10.23%. Actual results were 9.92%.

* This includes a de minimus discretionary adjustment described on page 12. This adjustment did not result in additional incentive payouts.

Business unit goals and actual results were as follows:

•	Transportation Profit before Income Tax: Threshold $99,365,000, Target $116,900,000, and Extraordinary $128,590,000. Actual results were $134,935,000.
•	Real Estate Profit before Income Tax: Threshold $95,965,000, Target $112,900,000, and Extraordinary $124,190,000. Actual results were $125,364,000.

Operating performance in 2007 was strong, with consolidated corporate profit before income tax achieving the extraordinary level and ROIC achieving a near-extraordinary level. Net income and earnings per share reflected an annual increase of 16 and 17 percent, respectively. This was accomplished in an economic environment that weakened as the year progressed. The Real Estate unit achieved a 26 percent annual increase in operating profit, reflecting strong leasing results and exceptional real estate sales performance. The Transportation unit achieved a 17 percent annual increase in operating profit, reflecting favorable results from its China service and emerging earnings growth from the Guam service. The Agribusiness unit was impacted by low sugar production, which resulted in only breakeven performance. This resulted in the Transportation and Real Estate units of the Company exceeding target levels, while the Agribusiness unit did not achieve its target level.

Individual Performance. In addition to corporate and business unit performance goals, each NEO had 30 percent of his 2007 award based on achieving individual goals. These individual goals vary, depending upon the NEO’s position in the Company and/or the activities of the NEO’s business unit. Certain individual goals are objective and therefore measurable; other individual goals are more qualitative in nature. Individual goals are approved by the Compensation Committee each year. Performance against individual goals is assessed at threshold, target, and extraordinary levels.

Mr. Doane’s individual goals addressed succession planning actions in collaboration with the Board of Directors, expanding and enhancing investor relations, meeting or exceeding the Company’s Board-approved operating plan objectives, and updating and implementing the corporate strategic plan. The Committee and the Board assessed the CEO’s overall performance relative to the combined individual goals set for him at the beginning of the year. Mr. Doane’s overall accomplishments were determined to be at the extraordinary level.

Mr. Benjamin’s individual goals addressed enhancing investor relations programs, updating and implementing the Company’s strategic plan, identifying and evaluating potential growth initiatives, evaluating energy production opportunities, and implementing corporate information technology initiatives. Mr. Benjamin’s overall accomplishments were determined to be between the target and the extraordinary levels.

Mr. Andrasick’s individual goals addressed increasing the profitability of Matson’s Guam/China/Micronesia/Mid-Pacific services; increasing the productivity of Matson’s Hawaii service; growing Matson Integrated Logistics’s revenues and earnings through new products, services, and acquisitions; monitoring and coordinating governmental issues affecting Matson’s operations; and developing Matson’s strategic plan. Mr. Andrasick’s overall accomplishments were determined to be between the target and the extraordinary levels.

Mr. Kuriyama’s individual goals addressed achieving entitlements and sales for certain real estate projects, identifying and funding new project investments, increasing sugar production and evaluating energy development, and supervising the overall performance of key development projects. Mr. Kuriyama’s overall accomplishments were determined to be between the threshold and target levels.

Mr. Cox’s individual goals addressed increasing the profitability of Matson’s Guam/China/Micronesia/Mid-Pacific services, increasing productivity and reducing costs of Matson’s Hawaii service, and implementing the information technology operating systems for Matson Integrated Logistics and Matson’s terminals in Honolulu. Mr. Cox’s overall accomplishments were determined to be between the threshold and target levels.

Equity-Based Compensation: The equity portion of the total compensation program is designed to:

•	Align management and shareholder interests,
•	Provide an incentive to increase shareholder value over the longer-term, and
•	Provide a means to attract, motivate and retain, as well as reward, the management team responsible for the success of the Company.

The types of equity-based compensation provided to executives are nonqualified stock options, time-vested restricted stock/stock units and performance-based restricted stock/stock units. Because a financial gain from stock options is only possible if the price of the Company’s stock has increased and because these stock options vest over an extended time period, the Compensation Committee believes these grants encourage behaviors and initiatives that focus on increasing A&B’s stock price over an extended time frame, which benefits all shareholders of A&B. Time-based restricted stock/stock unit grants are intended to focus behaviors on long-term stock price improvement, share ownership and, through forfeiture conditions, strengthen retention of participants. Performance-based restricted stock/stock unit grants are intended to focus behaviors on stock price improvement, share ownership and achieving specific performance goals.

The Company’s long-term incentive award opportunities target the combination of salary, target annual incentives and long-term incentive award opportunities at the 60th percentile of the competitive survey data. Equity-based grants are generally considered and granted annually in January by the Compensation Committee. Equity grants made to the NEOs in January 2007 were made under the 1998 Stock Option/Stock Incentive Plan (“1998 Plan”); equity grants made in January 2008 were made under the 2007 Incentive Compensation Plan (“2007 Plan”). Based on current market data provided by Watson Wyatt, the CEO makes recommendations for each executive officer (except himself) to the Compensation Committee, which retains full discretion to accept, reject or amend his recommendations. In determining the type and size of a grant to an executive officer, the Compensation Committee considers, among other things:

•	Company and individual performance,
•	The executive officer’s current and expected future contributions to the Company,
•	Effect of a potential award on total compensation and philosophy,
•	Internal equity relationships,
•	Benchmark data, and
•	Size of recent grants.

None of these factors are weighted.

The Compensation Committee, with the assistance of Watson Wyatt, reviews and determines the appropriate types and weights of equity grants each year. For 2007, the Compensation Committee made equity grants in a combination of stock options, time-vested restricted stock and performance-based restricted stock. The mix of the value of these three components was weighted one-third each. The Compensation Committee changed the mix of these three components from the 2006 grants (which were 25 percent, 50 percent and 25 percent respectively). The Compensation Committee believes the current mix of grants continues to provide upside opportunity through the use of stock options, but balances that potential upside with the downside risks of an actual shareholder delivered through restricted stock, and ties a portion of equity compensation to achieving a specific performance goal.

Considering the factors listed above for each individual, the Compensation Committee approved equity grants in January 2008 to the NEOs that overall approximates the 65th percentile of the benchmark data in long-term incentive values and also approximates the 65th percentile in actual total direct compensation (see Role of Benchmarking on page 16 for further discussion). This is slightly above the Company’s target 60th percentile philosophy in total direct compensation, but consistent with the Committee’s belief that exceptional performance should be rewarded. See page 13 for greater discussion of the Company’s performance against established goals and the Committee’s perspective on compensation paid during 2007.

For the 2007 performance-based restricted stock grants made in January 2007, three levels of performance goals were established based on achieving corporate profit before income tax goals, as described in the previous “Company and Business Unit Performance” section: threshold, target and extraordinary. If the threshold level is not achieved, the shares are forfeited. Awards are prorated for performance between the threshold, target and extraordinary levels, as applicable.

In 2007, the Company’s performance exceeded the target goal, as reflected in the previous “Company and Business Unit Performance” section, and resulted in executives earning an additional 100 percent of their targeted performance-based shares. The value of these additional shares is not considered in the total direct compensation competitive assessment discussed above for the January 2008 grant because it was attributable to a previous incentive award made in 2007.

Restricted Stock Bonus Program: Executives receiving awards under the PIIP were able to elect to receive up to 50 percent of the award in restricted stock that vests after three years under the Restricted Stock Bonus Program. The Compensation Committee had the discretion to provide an additional grant of restricted stock of up to 50 percent of the portion of the award elected to be received in restricted stock. The Compensation Committee approved a 50% match to recognize the Company’s performance for 2007. Three NEOs elected to receive a portion of their 2007 PIIP award in restricted stock under this program.

When the restricted stock bonus match is included in the calculation of actual total direct compensation, the compensation of the NEOs in the aggregate is approximately the 75th percentile of benchmark data. See page 13 for greater discussion of the Company’s performance against established goals and the Committee’s perspective on compensation paid during 2007.

The Compensation Committee has eliminated the Restricted Stock Bonus Program for performance periods after 2007. When the program was originally adopted in 1988, the Company’s overall pay program was structured significantly differently than it is today, and the Restricted Stock Bonus Program was intended to increase stock ownership by executives. The Compensation Committee believes that the combination of the grants that it currently makes (stock options, time-based restricted stock/stock units and performance-based restricted stock/stock units) meets the original purposes of the Restricted Stock Bonus Program.

Retirement Plans: The Company provides various retirement plans to assist its executives and other employees with retirement income savings and increase the attractiveness of employment with the Company by providing a competitive retirement package. None of the qualified or nonqualified retirement plans are tied directly to Company performance, with the exception of the A&B Profit Sharing Plan as described below. The Committee reviews the value of benefits from the retirement plans in conjunction with all other forms of pay in making compensation decisions.

A&B Retirement Plan for Salaried Employees and Retirement Plan for Employees of Matson: The A&B Retirement Plan for Salaried Employees and Retirement Plan for Employees of Matson (“Qualified Retirement Plans”), which are tax-qualified defined benefit pension plans, provide retirement benefits to the Company’s salaried non-bargaining unit employees. The Pension Benefits table of this Proxy Statement shows estimated present values of annual accrued retirement benefits of covered participants payable at age 62 (the earliest age at which benefits are unreduced) under these plans.

In 2007, the Compensation Committee and management worked with Watson Wyatt to review the design of these plans and amended them to apply a “cash balance” formula for all salaried non-bargaining unit employees joining the Company after December 31, 2007. The decision to amend the plans was based on the need to provide a more attractive and portable plan to employees, improve asset management, mitigate financial risks, improve plan costs, increase employee responsibility in retirement planning and remove unintentional retention or early retirement incentives. The Company will maintain the current calculation formulas for employees hired prior to January 1, 2008, including all the NEOs.

Non-Qualified Benefits Plans: The Company has the following non-qualified benefits plans for executives that are designed to meet the retirement plan objectives described above. With the exception of the A&B Excess Benefits Plan, no new participants have been added since 1997, and there are no plans to add any participants in the future.

•

A&B Excess Benefits Plan. Complements the Qualified Retirement Plans and A&B Profit Sharing Retirement Plan to provide benefits and contributions in an amount equal to what otherwise would have been provided using the Qualified Retirement

Plans’ formulas except for the contribution, compensation and benefits limits imposed by tax law.

•

A&B Executive Survivor/Retirement Benefit Plan: Provides executives with either a death or retirement benefit. This plan has four active participants, only one of whom, the CEO, is an NEO. In 2008, the Compensation Committee amended this plan to allow participants to elect to receive the benefit as a lump sum, instead of a payout of monthly installments over ten years, to provide greater flexibility to the Company and to the individual executive as a result of potential tax, accounting and regulatory considerations.

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A&B 1985 Supplemental Executive Retirement Plan: Enhances the Company’s ability to hire and retain executives who, because of a career change, would have less than a full service career with the Company. This plan has three active participants, only one of whom, the CEO, is an NEO.

A&B Profit Sharing Retirement Plan and Individual Deferred Compensation Plan: The Company has a performance-based Profit Sharing Retirement Plan available to all salaried non-bargaining unit employees that provides for discretionary contributions to participants of between 1 percent and 3 percent of compensation based on the degree of achievement of income before taxes as established in the Company’s annual Board-approved operating plan. The Company also has an Individual Deferred Compensation Plan (a 401(k) plan), available to all salaried non-bargaining unit employees, that generally provides for a match of up to three percent of the compensation deferred by a participant during the fiscal year.

For 2007, the Compensation Committee determined that all participants would receive the maximum profit-sharing contribution of three percent of their eligible compensation, based upon the Company’s performance in achieving the extraordinary level for exceeding its profit before income tax goal, in addition to matching contributions under the Company’s Individual Deferred Compensation Plan. The value of the Company’s 2007 profit sharing contribution and Individual Deferred Compensation matches for NEOs are included in the Summary Compensation Table of this Proxy Statement.

Employment Agreements: The Company does not provide employment agreements for any of the NEOs. The Company believes in a policy of “at will” employment arrangements.

Executive Perquisites and Benefits: The Company provides limited perquisites as part of a competitive pay package for executives. An analysis of these perquisites against the benchmark data shows the aggregate perquisites for the NEOs are below the 50th percentile. The aggregate cost for all five NEOs in 2007 was $79,037.

Severance Plan and Change in Control Agreements: The Company provides a Severance Plan and Change in Control Agreements to certain executives, including each of the NEOs, to retain talent during transitions due to a Change in Control or other covered event and to provide a competitive pay package. In particular, Change in Control agreements promote the continuation of management to ensure a smooth transition and protect the underlying stock value during the transitional period. The Compensation Committee designed the original agreement terms with the intent to provide a competitively structured program, and yet be conservative overall in the size and amounts of potential award payouts. The Compensation Committee’s decisions regarding other compensation elements are affected by the potential payouts under these arrangements, as the Committee considers how increases in the other pay components will affect the size of the potential payments under these arrangements, and how the terms and conditions of these arrangements and incentive plan designs interrelate.

During its last review in 2006, Watson Wyatt’s findings indicated that the Company’s Change in Control Agreement costs were within a competitive range based on knowledge of results from unpublished and proprietary studies conducted by Watson Wyatt. The Compensation Committee recognizes that this is an area of significant change and will continue to periodically review the Agreements. These Agreements are described in further detail in the Other Potential Post-Employment Payments section of this Proxy Statement.

Retiree Health and Medical Plan: The Company provides NEOs with the same retiree medical and life insurance benefits as are provided in general to all salaried non-bargaining unit employees. These benefits aid in retaining and recognizing long-term service employees and provide for health care costs in retirement. The Company limits its contribution towards the monthly premium, based on the employee’s age and years of service. These benefits are not provided to employees who join the Company after December 31, 2007. The benefits from this plan are reflected in the Other Potential Post-Employment Payments section of this Proxy Statement.

The Role of Benchmarking

The Company operates in a number of different industries and therefore does not have a direct peer or comparative group. Accordingly, the Company does not use data that is specific to any individual segment of the Company’s business but instead, based on the recommendation of Watson Wyatt, it uses data from four national and highly recognized published surveys representing a broad group of general industry companies to determine whether the Company’s pay practices are competitive. The surveys used by Watson Wyatt in their analysis include: Watson Wyatt Executive Compensation Survey, Hay Executive Survey, Mercer Executive Compensation Survey, and the Towers Perrin Executive Compensation Survey. These surveys represent between 300 to 1,000 companies, depending on the survey source. Watson Wyatt uses data subsets in each survey that represent companies of similar size with revenues between $500 million and $2.5 billion. These data subsets provide compensation information for 40 to 200 companies, depending on the survey. The Company believes that the number of surveys used for benchmarking and the size of the survey samples are meaningful and provide appropriate pay comparisons. These surveys are proprietary and therefore the specific names of the surveyed companies are not available for publication. Benchmarking is just one factor used in setting executive compensation.

Because of differences in the methodologies, timing of the release of survey results, cost of surveys and the type of data covered, each of the four nationally published surveys may not be used for benchmarking all pay components. For salary and annual cash incentives, all four surveys were used. For long-term incentives, only two of the surveys (Watson Wyatt and Towers Perrin) were used because they provided the most current information at the time the analysis was conducted. For health and retirement benefits and executive perquisites, the Company used Watson Wyatt’s survey databases and proprietary analytical tools. Watson Wyatt benefits database maintains benefits plan information on salaried employees for over 1,300 employers, representing a broad cross section of industry, geographic location and size. Because of the proprietary nature of the Watson Wyatt benefits survey data base and its inclusion of privately-held companies, a list of comparator companies cannot be disclosed.

The Role of the Compensation Consultant

In 2007, the Compensation Committee retained Watson Wyatt to assist the Committee in (1) evaluating salary, incentive compensation, benefits and perquisite levels, (2) preparing a summary of the value of all compensation elements provided to executives during the year, (3) reviewing stock ownership guidelines for management and directors, (4) reviewing non-employee director compensation, and (5) designing the 2007 Plan that was approved by shareholders in April 2007. With the knowledge of the Compensation Committee, management also separately retained Watson Wyatt in 2007 to assist in a review of the Company’s pension program. As a result of this review, the Company changed its traditional defined benefit plan to a cash-balance plan for employees hired after December 31, 2007. The total fee paid to Watson Wyatt for this separate engagement was $79,580.

The Role of Management

Management assists the Compensation Committee in its role of determining executive compensation in a number of ways, including (1) management and the CEO attending portions of the Compensation Committee meetings, and meeting periodically with the Committee Chair to discuss executive compensation and provide management’s perspective on compensation plan structure and implementation, (2) identifying appropriate performance measures and establishing individual performance goals that are consistent with the Board-approved operating plans and the Company’s strategic plan, (3) providing the Compensation Committee with the data used to measure performance against established goals, with the CEO providing perspective on individual executive performance and compensation amounts (other than his own), (4) providing recommendations, based on information provided by Watson Wyatt, regarding pay levels for officers (other than the CEO) on the basis of plan formulas, salary structures, and the CEO’s assessment of individual officer performance and (5) assisting the Compensation Committee in preparing agendas and information for each Committee meeting.

Tax and Accounting Considerations

In evaluating the compensation structure, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and on the Company. Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1,000,000 for any fiscal year, except for certain “performance-based compensation.” The Compensation Committee will not necessarily limit executive compensation to that amount, but will consider it as one factor in its decision-making. The 1998 Plan is not Section 162(m)-compliant except as it applies to the granting of options; however, the 2007 Plan has been structured to qualify for tax deductibility under Section 162(m), if certain conditions are met.

Stock Ownership Guidelines

The Company has had guidelines in place since 1994 to encourage stock ownership among its executives to be achieved within a five-year period. During 2007 the Compensation Committee, assisted by Watson Wyatt and management, reviewed the stock ownership guidelines policy as part of its normal policy to periodically review the guidelines to ensure they continue to be reasonable and competitive. The ownership goals reflected below were determined by the Committee to be sufficient in magnitude to provide a vested interest in the Company and ensure commitment to longer-term decision-making among senior officers.

Position	Salary Multiple
CEO	5X
Other NEOs	3.5X

Two program changes were implemented during the year. Previously, achievement of the guidelines could be met in either of two ways:

•

Value of stock: owning shares of the Company common stock with a value of 3.5 times to 5 times (as set forth above) the amount of the covered executive’s salary as of the date the executive became covered by the guidelines; or

•

Number of shares: owning a number of shares of the Company common stock which, at the time the executive became covered by the guidelines, would have had a then current value equal to 3.5 times to 5 times (as set forth above) the amount of the executive’s salary at that time.

The Committee revised the policy to require an executive to own a value of stock of 3.5 times to 5 times the amount of the covered executive’s current salary (rather than the salary rate at the time the executive became covered by the guidelines). This change recognizes that executives receive promotions and pay increases during the five-year measurement period and an executive’s ownership levels should increase as well.

In addition, the Committee eliminated the second measure relating to owning a specific number of shares. The current long-term incentive program grants restricted stock units rather than “shares” which makes the “number of shares” test less relevant. The Committee also believes a more simplified stock ownership program will provide more focus on the key objective, which is to require that key executives maintain a meaningful stake in the Company, an objective that the Company believes is in the best interests of management and shareholders.

Executives that have been in their current position for five years or more significantly exceeded the ownership guidelines by almost two to three times the guidelines. With regard to the two executives with less than five years in their current positions, one has exceeded the ownership guidelines and the other is on track to meeting the guidelines within the five-year period.

Equity Granting Policy

The Company does not have any practice, policy or program allowing for timing of equity grants in relation to the Company’s current stock price or material non-public information. Equity awards are normally granted for current employees at the same time of year at the January Compensation Committee meeting, which generally is held on the fourth Wednesday of the month (in 2008, the calendar was such that the meeting was held on the fifth Wednesday of the month). Equity grants for new hires or promoted employees are established and approved at regularly scheduled Compensation Committee meetings. Neither the CEO nor any other executive has the discretion to set any grant dates of awards.

The strike price for stock option grants under the 1998 Plan was set in accordance with the terms and conditions of the 1998 Plan, and established the price as the average of the highest and lowest price on the date of grant. The grants made to executive officers in early

2007 were made under the 1998 Plan. The strike price for stock option grants under the 2007 Plan was set in accordance with the terms and conditions of the 2007 Plan, and established the price as the closing price on the date of grant. The terms and conditions of each grant are determined by the Compensation Committee at the time of the grant approval, in accordance with the relevant plan.

Summary Compensation Table. The following table summarizes the cash and non-cash compensation paid by A&B for services rendered during 2006 and 2007 by A&B’s CEO, CFO and the three other most highly compensated executive officers.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. Allen Doane Chairman of the Board, President and Chief Executive Officer of A&B	2007 2006	793,688 765,000	-- --	4,690,374 3,626,966	808,786 694,863	513,500 889,131	1,703,153 1,593,801	45,937(5) 44,416	8,555,438 7,614,177
Christopher J. Benjamin Senior Vice President, Chief Financial Officer and Treasurer of A&B	2007 2006	318,750 293,750	-- --	901,047 595,116	142,703 131,960	197,465 289,172	97,666 65,874	33,857(5) 26,826	1,691,488 1,402,698
James S. Andrasick President and Chief Executive Officer of Matson	2007 2006	495,727 482,000	-- --	1,453,502 1,277,246	240,186 251,622	234,216 372,787	328,805 387,220	46,773(5) 53,269	2,799,209 2,824,145
Stanley M. Kuriyama President and Chief Executive Officer of A&B Land Group	2007 2006	395,000 375,000	-- --	896,774 762,861	183,585 180,513	369,412 347,325	285,733 296,900	33,372(5) 30,165	2,163,876 1,992,765
Matthew J. Cox Executive Vice President and Chief Operating Officer of Matson	2007 2006	321,250 307,500	-- --	488,953 392,577	99,187 82,564	256,525 261,545	76,640 51,091	33,822(5) 31,958	1,276,377 1,127,235

(1)

Includes (i) the dollar value of a proportional amount of time-vested restricted stock earned under SFAS No. 123R granted via the A&B 1998 Plan for the fiscal year identified in column (b) based on the fair market value on date of grant (average of the high and low), (ii) the dollar value of a proportional amount of performance-based restricted stock earned under SFAS No. 123R granted via the A&B 1998 Plan for the fiscal year identified in column (b) based on the fair market value on date of grant (average of the high and low), and (iii) for Messrs. Doane, Benjamin and Andrasick, the dollar value of the PIIP awards earned under the Restricted Stock Bonus Program for the fiscal year identified in column (b) elected to be received in stock and (iv) additional restricted stock earned, at the discretion of the Compensation Committee, in an amount equal to 50% of the dollar value of the PIIP that the NEO elected to take in stock.

(2)

Represents the dollar value of a proportional amount of options earned under SFAS No. 123R granted via the A&B 1998 Plan for the fiscal year identified in column (b) based on the Black-Scholes value on the date of each grant. See Note 11 of the consolidated financial statements of the Company’s 2007 Annual Report on Form 10-K regarding the assumptions underlying valuation of equity awards.

(3)	Represents the portion of the NEO’s award under the PIIP for the fiscal year identified in column (b) payable in cash in January of the following year.

(4)	All amounts are attributable to the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans.

(5)

Includes: (i) amounts contributed by A&B to the A&B Individual Deferred Compensation Plan and the A&B Profit Sharing Retirement Plan ($13,500 each for Messrs. Doane, Benjamin, Andrasick, Kuriyama and Cox), (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan (Mr. Doane - $17,061, Mr. Benjamin - $2,813, Mr. Andrasick - $8,122, Mr. Kuriyama - $5,100 and Mr. Cox - $2,887), (iii) meeting fees of $600 and $400 for Messrs. Benjamin and Andrasick, respectively, as directors of Hawaiian Sugar & Transportation Cooperative and $10,250 for Mr. Andrasick as a director of The Standard Club (a maritime insurance entity); and (iv) modest perquisites. The bulk of the perquisite amounts are attributable to automobile allowances. For example, in the case of Mr. Doane, $10,200 of the $15,384 in perquisites was attributable to his automobile allowance. Categories of perquisites that each executive received are as follows: Mr. Doane – auto allowance, legal, financial or tax planning, health club fees, executive physical and company parking; Mr. Benjamin – auto allowance, legal, financial or tax planning, club fees and company parking; Mr. Andrasick – auto allowance, club fees and company parking; Mr. Kuriyama – auto allowance, legal, financial or tax planning, club fees and company parking; and Mr. Cox – auto allowance, legal, financial or tax planning, club fees and company parking.

Grants of Plan-Based Awards. The following table contains information concerning the equity and non-equity grants under A&B’s incentive plans during 2007 to the NEOs.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)	Closing Market Price on Date of Grant ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
W. Allen Doane	1/24/2007	267,750	535,500	1,071,000	12,200	24,400	48,800	34,723	84,000	48.19	2,590,077	48.05
Christopher J. Benjamin	1/24/2007	90,000	180,000	360,000	2,254	4,508	9,016	5,987	15,514	48.19	457,833	48.05
James S. Andrasick	1/24/2007	132,550	265,100	530,200	3,193	6,386	12,772	10,534	21,979	48.19	747,512	48.05
Stanley M. Kuriyama	1/24/2007	114,000	228,000	456,000	2,818	5,635	11,270	7,556	19,393	48.19	575,779	48.05
Matthew J. Cox	1/24/2007	77,500	155,000	310,000	1,597	3,193	6,386	3,995	10,989	48.19	312,453	48.05

(1)

Amounts reflected in this section relate to estimated payouts under the PIIP. The value of the actual payouts is included in column (g) of the Summary Compensation Table. Under the Restricted Stock Bonus Plan, at the executive’s election, up to 50% of the PIIP award may be received in restricted stock of the portion elected in stock, and the Compensation Committee may provide a matching grant of up to 50% of additional shares of restricted stock. In 2007, Messrs. Doane, Benjamin and Andrasick elected to take a portion of their award in stock and received a 50% matching grant of additional shares of the portion elected in stock; the value of the restricted stock and the matching grant of restricted stock is included in column (e) of the Summary Compensation Table.

(2)	Amounts in this section reflect performance-based restricted stock grants.
(3)

Amounts in this section reflect time-vested restricted stock grants and the matching grants of shares issued in connection with the 2006 PIIP (granted on 1/24/07) under the Restricted Stock Bonus Plan.

(4)	Based upon the mean of the highest and lowest sales price of A&B common stock on the date of grant.

The PIIP is based on corporate, business unit, and individual goals depending on the executive’s position and job responsibilities. Performance measures, weighting of goals and target opportunities are discussed in the CD&A section of this Proxy Statement. The Company also has an Annual Incentive Plan that provides performance-based incentives to key employees who are not eligible to participate in the PIIP.

Under the Restricted Stock Bonus Program, executives receiving awards under the PIIP were able to elect to receive up to 50 percent of the award in restricted stock. The Compensation Committee had the discretion to provide a matching grant of up to 50 percent of additional shares of restricted stock. All shares paid in restricted stock and any related matching shares fully vest at the end of a three-year vesting period. If the participant resigns prior to the end of the vesting period, the bonus shares will be forfeited and the original restricted stock may be repurchased by the Company at the lower of the then fair market value or the amount of the award applied to the acquisition of the restricted shares. The Restricted Stock Bonus Program has been eliminated for performance periods after 2007.

Under both the 1998 Plan and the 2007 Plan, the Company has issued stock options that vest in equal increments over three years and have a maximum term of 10 years. They continue to vest and are exercisable for three years after disability, normal retirement at 65 or approved early retirement at 55 (with five years of service). Vesting automatically accelerates in the event of death and the executive’s personal representative has up to 12 months to exercise the stock options. Stock options automatically vest either (1) immediately prior to the specified effective date of a Change in Control and remain exercisable up to the consummation of the event unless assumed by the successor corporation under the 1998 Plan or (2) on the specified effective date of a Change in Control if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company. Under both plans, if an employee is terminated due to misconduct, providing services to another organization that may be considered competitive with the Company’s business operations or engages in other conduct considered materially detrimental to the business, then the option terminates immediately. Under the 1998 Plan, if an employee who has been designated a Section 16 officer (which includes all NEOs) ceases to be employed for any other reason the option may be exercised within six months of termination to the degree vested at the time of termination. Under the 2007 Plan, if an employee ceases to be employed for any other reason the option may be exercised within three months of termination to the degree vested at the time of termination. Stock options cannot be repriced under either Plan without shareholder approval.

Under both the 1998 Plan and the 2007 Plan, the Company has issued time-vested restricted stock grants (or restricted stock units) that vest in equal increments over three years. Under the 1998 Plan, time-vested restricted stock grants that are unvested will automatically vest upon death, permanent disability, normal retirement at 65 or approved early retirement at 55 (with five years of service). Upon the effective date of any change in control, any unvested restricted shares automatically vest. Under the 2007 Plan, time-vested restricted stock unit grants that are unvested will automatically vest upon death or permanent disability. Time-vested restricted stock units will partially vest on a prorated basis upon normal retirement at 65 or approved early retirement at 55 (with five years of service). Under the 2007 Plan, upon the effective date of any change in control, any unvested restricted share units automatically vest if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company.

Under both the 1998 Plan and the 2007 Plan, the Company has issued performance-based restricted stock grants (or restricted stock units) that vest at the end of one year and the number of shares that vest is determined on the basis of achieving pre-established corporate profit before income tax goals set at target, threshold and extraordinary performance goal levels. Grants made in January 2008 included a new ROIC measure weighted 35 percent, with pretax income goals weighted 65 percent. The Committee added the ROIC measure to focus on efficient use of capital. Actual performance at the target level results in earning 100 percent of the target award shares (or units). Actual performance at the threshold level results in earning 50 percent of the target award shares (or units). Actual performance below the threshold level results in no awards earned. Actual performance at the extraordinary level results in earning the maximum number of shares (or units) equal to 200 percent of the target number of shares (or units). For actual performance between threshold, target and extraordinary, awards are determined on a prorated basis between these anchor points on a straight line-basis. If participants receiving a performance-based restricted stock grant terminate employment for any reason other than death, permanent disability, normal retirement or approved early retirement, they will not receive a payout. If a participant terminates due to death, permanent disability, normal retirement or approved early retirement, his or her award will be prorated on the basis of the number of full or partial months employed and the amount paid at the end of the performance period. Under the 1998 Plan, upon effective date of a change in control, any unvested restricted shares automatically vest. Under the 2007 Plan, if there is a change in control, any unvested performance-based restricted share units automatically vest if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company.

Under both the 1998 Plan and 2007 Plan, grantees receive dividends on the full amount of restricted stock (or restricted stock units) granted, regardless of vesting, at the same rate as is payable on the Company’s common stock.

Outstanding Equity Awards at Fiscal Year-End. The following table contains information concerning the outstanding equity awards owned by the NEOs at the end of 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (17)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
W. Allen Doane	93,500	0		N/A	28.3125	1/23/2011	84,321	(12)	4,356,023	48,800	2,521,008
	75,000	0			26.5200	1/22/2012
	85,000	0			26.0050	1/21/2013
	85,000	0			33.5050	2/24/2014
	46,666	23,334	(1)		44.4450	1/25/2015
	18,233	36,467	(2)		52.5250	1/24/2016
	0	84,000	(3)		48.1900	1/23/2017
Christopher J. Benjamin	2,200	0		N/A	26.0050	1/21/2013	13,785	(13)	712,133	9,016	465,767
	20,900	0			33.5050	2/24/2014
	204	0			37.9800	8/21/2011
	6,600	3,300	(1)		44.4450	1/25/2015
	3,500	7,000	(4)		52.5250	1/24/2016
	0	15,514	(5)		48.1900	1/23/2017
James S. Andrasick	25,589	0		N/A	33.5050	2/24/2014	30,755	(14)	1,588,803	12,772	659,802
	14,132	7,068	(1)		44.4450	1/25/2015
	5,600	11,200	(6)		52.5250	1/24/2016
	0	21,979	(7)		48.1900	1/23/2017
Stanley M. Kuriyama	28,000	0		N/A	28.3125	1/23/2011	19,547	(15)	1,009,798	11,270	582,208
	22,000	0			26.5200	1/22/2012
	25,000	0			26.0050	1/21/2013
	30,400	0			33.5050	2/24/2014
	9,400	4,700	(1)		44.4450	1/25/2015
	4,200	8,400	(8)		52.5250	1/24/2016
	0	19,393	(9)		48.1900	1/23/2017
Matthew J. Cox	3,800	1,900	(1)	N/A	44.4450	1/25/2015	10,162	(16)	524,969	6,386	329,901
	2,800	5,600	(10)		52.5250	1/24/2016
	0	10,989	(11)		48.1900	1/23/2017

FOOTNOTES:
(1) Vesting date of unvested options - 1/26/08
(2) Vesting dates of unvested options - 18,233 shares on 1/25/08 and 18,234 shares on 1/25/09
(3) Vesting dates of unvested options - 28,000 shares each on 1/24/08, 1/24/09 and 1/24/10
(4) Vesting dates of unvested options - 3,500 shares each on 1/25/08 and 1/25/09
(5) Vesting dates of unvested options - 5,171 shares each on 1/24/08 and 1/24/09 and 5,172 shares on 1/24/10
(6) Vesting dates of unvested options - 5,600 shares each on 1/25/08 and 1/25/09
(7) Vesting dates of unvested options - 7,326 shares each on 1/24/08 and 1/24/09 and 7,327 shares on 1/24/10
(8) Vesting dates of unvested options - 4,200 shares each on 1/25/08 and 1/25/09
(9) Vesting dates of unvested options - 6,464 shares each on 1/24/08 and 1/24/09 and 6,465 shares on 1/24/10
(10) Vesting dates of unvested options - 2,800 shares each on 1/25/08 and 1/25/09
(11) Vesting dates of unvested options - 3,663 shares each on 1/24/08, 1/24/09 and 1/24/10

(12) Vesting dates of unvested stock - 3,200 shares each on 2/25/08 and 2/25/09; 16,000 shares on 1/26/08; 9,066 shares on 1/25/08 and 9,068 shares on 1/25/09; and 8,500 shares each on 1/24/08, 1/24/09 and 1/24/10

(13) Vesting dates of unvested stock - 820 shares each on 2/25/08 and 2/25/09; 2,218 shares on 1/26/08; 1,750 shares each on 1/25/08 and 1/25/09; and 1,569 shares each on 1/24/08, 1/24/09 and 1/24/10

(14) Vesting dates of unvested stock - 1,620 shares each on 2/25/08 and 2/25/09; 4,734 shares on 1/26/08; 2,783 shares on 1/25/08 and 2,784 shares on 1/25/09; and 2,222 shares on 1/24/08 and 2,223 shares each on 1/24/09 and 1/24/10

(15) Vesting dates of unvested stock - 1,200 shares each on 2/25/08 and 2/25/09; 3,150 shares on 1/26/08; 2,100 shares each on 1/25/08 and 1/25/09; and 1,961 shares each on 1/24/08, 1/24/09 and 1/24/10

(16) Vesting dates of unvested stock - 400 shares each on 2/25/08 and 2/25/09; 1,268 shares on 1/26/08; 1,400 shares each on 1/25/08 and 1/25/09; and 1,111 shares each on 1/24/08 and 1/24/09 and 1,112 shares on 1/24/10

(17) In accordance with SEC requirements, the number of unvested performance based stock that will vest on 1/24/08 is based on the next higher performance level (extraordinary) that exceeded the 2006 performance level.

Option Exercises and Stock Vested. The following table contains information concerning option exercises and stock awards for the NEOs in 2007.

OPTION EXERCISES AND STOCK VESTED FOR 2007

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

W. Allen Doane	0	0	68,093	3,248,719

Christopher J. Benjamin	0	0	9,275	444,696

James S. Andrasick	15,279	421,857	32,346	1,541,049

Stanley M. Kuriyama	0	0	20,613	983,164

Matthew J. Cox	10,200	218,484	6,386	305,797

The value realized in columns (c) and (e) was calculated based on the closing price of A&B common stock. No amounts realized upon exercise of options or vesting of stock have been deferred.

Pension Benefits. The following table contains information concerning pension benefits for the NEOs at the end of 2007.

PENSION BENEFITS FOR 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
W. Allen Doane	A&B Retirement Plan for Salaried Employees	16.8	601,053	0
	A&B Excess Benefits Plan	16.8	6,828,548	0
	A&B 1985 Supplemental Executive Retirement Plan	19.9 (1)	1,990,128	0
	A&B Executive Survivor/Retirement Benefit Plan	19.9 (1)	1,427,223	0
Christopher J. Benjamin	A&B Retirement Plan for Salaried Employees	6.4	87,870	0
	A&B Excess Benefits Plan	6.4	175,871	0
James S. Andrasick	Retirement Plan for Employees of Matson	7.6	298,840	0
	A&B Excess Benefits Plan	7.6	1,736,332	0
Stanley M. Kuriyama	A&B Retirement Plan for Salaried Employees	16.0	402,234	0
	A&B Excess Benefits Plan	16.0	1,298,274	0
Matthew J. Cox	Retirement Plan for Employees of Matson	6.6	103,049	0
	A&B Excess Benefits Plan	6.6	216,125	0

(1) Years of credited benefit service used to determine annual accrued pension benefit is 25 years minus the number of years between date of determination and member’s normal retirement date.

Actuarial assumptions used to determine the present values of the retirement benefits include: Discount rates for qualified and non-qualified retirement plans of 6.25 percent and 5.75 percent, respectively. 2008 Applicable Mortality Table and PPA 3-segment lump sum interest rates (with applicable transition weightings and 39% marginal tax rate adjustment) of 2.81% (for first 5 years), 2.94% (next 15 years) and 3.00% (years in excess of 20) for participants age 62 and over in 2008, used for the A&B Excess Benefits Plan and A&B 1985 Supplemental Executive Retirement Plan. Different applicable transition weightings (based on year of attainment of age 62) applied to 3-segment interest rates for other participants. Age 62 is the assumed retirement age (or current age if greater). Qualified benefits are assumed to be paid on a life annuity basis. The A&B Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the benefit assumed to be paid on a life annuity basis. A&B 1985 Supplemental Executive Retirement Plan benefits are paid as a lump sum equal to the present value of the benefit assumed to be paid on an unreduced 50 percent joint and survivor annuity basis, assuming a hypothetical spouse three years younger. The A&B Executive Survivor/Retirement Plan benefits are assumed to be paid as a guaranteed 10-year annuity.

A&B Retirement Plan for Salaried Employees: The A&B Retirement Plan provides retirement benefits to the Company’s salaried employees who are not subject to collective bargaining agreements. Retirement benefits are based on participants’ average monthly compensation in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age. An employee vests after five years of service with the Company. The normal retirement age is 65. An employee may take early retirement at age 55 or older, if the employee has already completed at least five years of service with the Company. If an employee retires early, the same formula for normal retirement is used, although the benefit will be reduced for commencement before age 62 because the employee will receive payment early over a longer period of time. A substantially similar plan, the Retirement Plan for Employees of Matson, provides retirement benefits to the employees of Matson. Messrs. Doane and Andrasick are eligible for early retirement.

A&B Excess Benefits Plan: The Excess Benefits Plan was adopted to help the Company meet its objectives for retirement plans, including assisting employees with retirement income planning, increasing the attractiveness of employment with the Company and attracting mid-career executives. The Excess Benefits Plan works together with the Qualified Retirement Plans and A&B Profit Sharing Retirement Plan to provide Company benefits and contributions in an amount equal to what otherwise would have been provided using the Qualified Retirement Plans’ formulas except for the contribution, compensation and benefits limits imposed by tax law. Under the A&B Profit Sharing Retirement Plan, amounts are credited to executives’ accounts, to be payable after the executive’s separation from service. Executives may elect to convert cash payments in their accounts to common stock-equivalent units. Benefits based on the Qualified Retirement Plan are also payable after the executive’s separation from service. Payment will be made six months following separation from service to the extent required by the Internal Revenue Code.

A&B 1985 Supplemental Executive Retirement Plan: The A&B 1985 Supplemental Executive Retirement Plan was adopted to enhance the Company’s ability to hire and retain executives who, because of a career change, would have less than a full service career with the Company. At normal retirement, the award is calculated as if the participant had 25 years of service at normal retirement reduced by benefits payable under the Qualified Retirement Plan, the A&B Excess Benefits Plan and the benefit equivalent which the Participant is eligible to receive or has received under the pension plan of another employer. The benefit is payable under the plan in a single lump sum at the time benefits are payable under the Qualified Retirement Plan. Payment will be made six months following separation from service to the extent required by the Internal Revenue Code.

A&B Executive Survivor/Retirement Benefit Plan: The Supplemental Executive Retirement Plan was adopted to provide selected executives with supplemental pre-retirement death benefits. The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation payable for 10 years and, at such person’s election upon retirement, either (i) a continuation of such death benefit or (ii) a retirement income benefit equal to 26 percent of final base compensation payable for 10 years.

Non-Qualified Deferred Compensation. The following table contains information concerning non-qualified deferred compensation for the NEOs in 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
W. Allen Doane	0	14,715	265,650 (2)	0	1,591,257
Christopher J. Benjamin	0	1,991	203	0	3,509
James S. Andrasick	0	7,074	2,786	0	45,215
Stanley M. Kuriyama	0	4,185	1,686	0	27,346
Matthew J. Cox	0	2,363	6,892 (2)	(32,485)	12,792

(1)	Contributions reflect amounts paid in 2007 based on 2006 deferrals. These amounts are reported in the Summary Compensation Table as 2006 compensation.
(2)	Includes the change in value of common stock equivalent units.

Executives that formerly received awards under the Three-Year Performance Improvement Incentive Plan (“Three-Year PIIP”) were able to defer up to 100 percent of their PIIP or Three-Year PIIP award payouts to a future date in the form of cash and/or stock equivalent units. Any cash amounts that were deferred are credited with annually compounded interest equal to the New York Reserve Bank discount rate effective as of January 15 of each year within the deferral period plus 1 percent. Stock equivalent units are credited with dividends and are reinvested to purchase additional common stock equivalents valued at fair market value until such time as the deferral account is paid. Cash payments under the plan are made in a single lump-sum or in installments at the election of the participant over a designated period. No awards were made under the Three-Year PIIP in 2008 and no NEO elected to defer any PIIP amounts for 2007. The Compensation Committee does not plan to grant any cash awards under the Three-Year PIIP in the near-term.

Other Potential Post-Employment Payments.

Change in Control Agreements: As described in the CD&A section of this Proxy Statement, A&B has Change in Control Agreements with the five NEOs in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. The Company has adopted a participation policy that extends Agreements to only senior level executives whose employment would be most likely at risk upon a Change in Control. Each Change in Control Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Change in Control Agreements provide for certain severance benefits if the executive’s employment is terminated by A&B without “cause” or by the executive for “good reason” following a “Change in Control Event” of A&B, as defined by Internal Revenue Code Section 409A. Upon termination of employment, the executive will be entitled to receive a lump-sum severance payment equal to two times the sum of the executive’s base salary and bonus, plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then-current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive’s continued benefit for a period of two years after termination. A&B will also reimburse executives for individual outplacement counseling services. Under certain limited circumstances, the Agreements provide for a tax gross-up payment to offset any excise taxes that may become payable under Sections 280G and 4999 of the tax code, if the executive’s employment is terminated without cause or for good reason following a change in control of A&B; currently, four of the five NEOs would not receive any tax gross-up payments following a change in control event.

If there is a potential change in control of the Company, the executive agrees to remain in the employ of the Company until the earliest of (1) a date six months after the occurrence of the potential change in control, (2) the termination of the executive’s employment by reason of disability or retirement, or (3) the occurrence of a change in control of the Company. A “potential change in control of the Company” is deemed to occur if the Company enters into a change in control agreement, any person publicly announces an intention to take actions leading to the change in control of the Company, any person becomes the beneficial owner of 20 percent or more of the voting power of the Company, or the Board adopts a resolution that a potential change in control has occurred.

Executive Severance Plan: The Company also has an Executive Severance Plan (“Severance Plan”) that covers certain designated executives, including the NEOs. The purpose of the Severance Plan is to retain key employees and to encourage such employees to use their best business judgment in managing the Company’s affairs. The Plan continues from year to year, subject to an annual review by the Board of Directors. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without “cause” or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months’ base salary, payable in equal installments over a period of one year, and designated benefits. If the executive executes an acceptable release agreement, the executive shall receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards at target levels that would have been payable to the executive had he or she remained employed until the end of the applicable performance period. Payments under the Severance Plan begin six months after termination for executive officers.

Voluntary Resignation:If the executive voluntarily resigns from the Company, no amounts are payable under the PIIP. The executive may be entitled to receive retirement and retiree health and medical benefits to the extent those benefits have been earned or vested under the provisions of the plans. The executive may have up to three to six months after termination to exercise stock options to the degree vested at the time of termination. In addition, the executive would be entitled to any amounts voluntarily deferred (and the earnings accrued) under the Deferred Compensation Plan, Individual Deferred Compensation Plan and the Profit Sharing Retirement Plan. The executive would forfeit the bonus under the Restricted Stock Bonus Plan and the original deferred shares may be repurchased by the Company at the lower of the then fair market value of the shares or the amount of the award applied to the acquisition of the restricted shares.

Other benefits, as described in the CD&A section of this Proxy Statement, may include participation in the A&B Retirement Plan, the A&B Executive Survivor/Retirement Benefit Plan, the A&B Excess Benefits Plan, and the A&B 1985 Supplemental Executive Retirement Plan.

The following tables show the potential value to each executive under various termination-related scenarios.

Executive Termination Scenarios – W. Allen Doane

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Retirement ($)(2)	Death ($)	Disability ($)(3)	Early Retirement ($)(4)

Cash Severance	4,068,775	1,365,525	--	--	--	--	--	--

Retirement Benefits (5)	3,123,879	1,404,274	-905,897 (8)	1,819,142 (6)	Not yet eligible	1,935,022	--	1,819,142
	64,120 (7)	64,120	-1,363,103 (7)(8)	136,191 (7)		1,429,997 (7)		136,191 (7)

Health & Welfare Benefits	33,573	11,991	--	--	--	--	--	--

Outplacement
Counseling	10,000	10,000	--	--	--	--	--	--

Long-Term Incentives (9)	5,131,655	--	--	--	--	5,048,773	4,588,938 (10)	4,588,938 (10)

Total (lump sum)	12,367,882	2,791,790	-905,897	1,819,142	0	6,983,795	4,588,938	6,408,080
Total (annuity)	64,120	64,120	-1,363,103	136,191	--	1,429,997	--	136,191

Executive Termination Scenarios – Christopher J. Benjamin

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Retirement ($)(2)	Death ($)	Disability ($)(3)	Early Retirement ($)(4)

Cash Severance	1,462,116	520,000	--	--	--	--	--	--
	525,898	41,590	41,590	41,590		41,590
Retirement Benefits (5)	-19,656 (7)(8)	-19,656 (7)(8)	-19,656 (7)(8)	-19,656 (7)(8)	Not yet eligible	-57,721 (7)(8)	--	Not yet eligible

Health & Welfare Benefits	18,492	8,369	--	--	--	--	--	--

Outplacement
Counseling	10,000	10,000	--	--	--	--	--	--

280G Tax Gross-up	825,161	--	--	--	--	--	--	--

Long-Term Incentives (9)	933,804	--	--	--	--	918,491	840,848 (10)	--

Total (lump sum)	3,775,471	579,959	41,590	41,590	0	960,081	840,848	0
Total (annuity)	-19,656	-19,656	-19,656	-19,656	--	-57,721	--	--

Executive Termination Scenarios – James S. Andrasick

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Retirement ($)(2)	Death ($)	Disability ($)(3)	Early Retirement ($)(4)

Cash Severance	2,166,892	775,000	--	--	--	--	--	--

Retirement Benefits (5)	194,034	0	0	0	0	-144,835 (7)(8)	--	0

Health & Welfare Benefits	22,519	6,382	--	--	--	--	--	--

Outplacement
Counseling	10,000	10,000	--	--	--	--	--	--

Long-Term Incentives (9)	1,501,160	--	--	--	--	1,479,468	1,352,206 (10)	1,352,206 (10)

Total (lump sum)	3,894,606	791,382	0	0	0	1,479,468	1,352,206	1,352,206
Total (annuity)	--	--	--	--	--	-144,835	--	--

Executive Termination Scenarios – Stanley M. Kuriyama

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Retirement ($)(2)	Death ($)	Disability ($)(3)	Early Retirement ($)(4)

Cash Severance	1,684,984	640,000	--	--	--	--	--	--
	1,151,176	-39,836 (8)	-39,836 (8)	-39,836 (8)		-39,836 (8)
Retirement Benefits (5)	-89,976 (7)(8)	-89,976 (7)(8)	-89,976 (7)(8)	-89,976 (7)(8)	Not yet eligible	-254,882 (7)(8)	--	Not yet eligible

Health & Welfare Benefits	26,814	10,449	--	--	--	--	--	--

Outplacement
Counseling	10,000	10,000	--	--	--	--	--	--

Long-Term Incentives (9)	1,199,909	--	--	--	--	1,180,768	1,079,564 (10)	--

Total (lump sum)	4,072,883	620,613	-39,836	-39,836	0	1,140,932	1,079,564	0
Total (annuity)	-89,976	-89,976	-89,976	-89,976	--	-254,882	--	--

Executive Termination Scenarios – Matthew J. Cox

Components	Change in Control w/Termination ($)	Termination w/o cause ($)(1)	Termination w/cause ($)	Voluntary Resignation ($)	Retirement ($)(2)	Death ($)	Disability ($)(3)	Early Retirement ($)(4)

Cash Severance	1,210,890	487,500	--	--	--	--	--	--
	389,578	36,886	36,886	36,886		36,886
Retirement Benefits (5)	-23,051 (7)(8)	-23,051 (7)(8)	-23,051 (7)(8)	-23,051 (7)(8)	Not yet eligible	-65,639 (7)(8)	--	Not yet eligible

Health & Welfare Benefits	36,372	17,104	--	--	--	--	--	--

Outplacement
Counseling	10,000	10,000	--	--	--	--	--	--

Long-Term Incentives (9)	640,506	--	--	--	--	629,660	577,820 (10)	--

Total (lump sum)	2,287,346	551,490	36,886	36,886	0	666,546	577,820	0
Total (annuity)	-23,051	-23,051	-23,051	-23,051	--	-65,639	--	--

(1)	Assumes execution of an acceptable release agreement as provided by the Executive Severance Plan.

(2)	An executive may retire at age 62 with unreduced retirement benefits under qualified retirement plans.

(3)

If an NEO is disabled, he will continue to accrue pension benefits as long as he is continuously receiving disability benefits under A&B’s sickness benefits plan or long-term disability benefit plan. Should the NEO stop receiving disability benefits, the accrual of credited vesting service and credited benefit service will cease. Upon the later of attainment of age 65 or the date at which he is no longer eligible for disability benefits, the NEO will be entitled to receive a retirement benefit based on his years of credited benefit service including the period while he had been receiving disability benefits and his compensation as if he continued to receive his rate of pay in effect just prior to his becoming disabled for the period he was receiving disability benefits.

(4)	Employees may elect “Early Retirement” upon attaining 55 years of age, with five years of service or more.

(5)	Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table, which uses a different set of assumptions as described in the related narrative.

(6)	Assumes approval of early retirement to obtain a portion of the award.

(7)	Present value of amount paid as an annuity.

(8)

The Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table. Under certain termination scenarios, benefits reflected in the Pension Benefits Table under the various retirement plans are forfeited, resulting in a negative value.

(9)	Includes the gain on accelerated stock options and the value of accelerated restricted stock.

(10)	An NEO receives continued three-year vesting of stock options; see Outstanding Equity Awards at Fiscal Year End table in this Proxy Statement for vested and unvested equity awards.

All amounts shown are lump-sum payments, unless otherwise noted. Assumptions used in the tables above include: Discount rates for qualified and non-qualified retirement plans of 6.25 percent and 5.75 percent, respectively; PPA 3-segment lump sum interest rates (with applicable transition weightings and 39 percent marginal tax rate adjustment) of 2.81 percent (for first 5 years), 2.94 percent (next 15 years) and 3.00 percent (years in excess of 20) used for A&B Excess Benefits Plan and A&B 1985 Supplemental Retirement Benefit Plan retirement/termination lump sums; PPA 3-segment lump sum interest rates of 4.60 percent (for first 5 years), 4.82 percent (for next 15 years), 4.91 percent (for years in excess of 20) for A&B Executive Survivor/Retirement Benefit Plan involuntary termination; change in control lump sum interest rate of 2.9 percent for A&B Excess Benefits Plan and A&B 1985 Supplemental Executive Retirement Plan and 4.69 percent for A&B Executive Survivor/Retirement Benefit Plan; certain mortality assumptions; and a stock price of $51.66. Qualified benefits are assumed to be paid on a life annuity basis. A&B Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the benefit assumed to be paid on a life annuity basis. A&B 1985 Supplemental Executive Retirement Plan benefits are paid as a lump sum equal to the present value of the benefit assumed to be paid on an unreduced 50 percent joint and survivor annuity basis, based on participants’ and spouses’ ages on 12/31/07. A&B Executive Survivor/Retirement Plan benefits are assumed to be paid as a guaranteed 10-year annuity, except when paid as a lump sum for a change in control or termination without cause.

Statements in this section that are not historical facts are “forward-looking statements” that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A section of this Proxy Statement with management and, based on these discussions and review, it has recommended to the Board of Directors that the CD&A disclosure be included in this Proxy Statement.

The foregoing report is submitted by Mr. King (Chairman), Dr. Chun, Ms. Shaw and Mr. Watanabe.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of the Compensation Committee were Mr. King, Chairman, Dr. Chun, Ms. Shaw and Mr. Watanabe. As set forth above under the subsection “Certain Relationships and Transactions,” Mr. King owns a 6.1 percent interest, and his brother owns a 65 percent interest, in a corporation that entered into a commercial lease with a subsidiary of A&B (A&B ceased ownership of the property being leased on September 28, 2007) and Mr. Watanabe was a partner and is now of counsel to a law firm that performed legal services for a limited liability company in which a subsidiary of A&B is a member.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B, including the review and approval of all related person transactions required to be disclosed in this Proxy Statement. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B’s independent auditors, the results of the year-end audit of A&B, including the auditors’ report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B’s audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent auditor in order to assure that such services do not impair the auditor’s independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B’s audited consolidated financial statements be included in A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as independent auditors.

The foregoing report is submitted by Mr. Pasquale (Chairman), Messrs. Baird and Dods, and Ms. Lau.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

For the years ended December 31, 2007 and 2006, professional services were performed by Deloitte & Touche LLP (including consolidated affiliates) as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements, including Sarbanes-Oxley Section 404 attestation-related work, for the fiscal years ended December 31, 2007 and 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,617,185 and $1,548,750, respectively.

Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2007 and 2006 were $136,256, and $163,415, respectively. The fees related to audits of the employee benefits plans for the fiscal year ended December 31, 2007, and to research and consultation on real estate profit recognition, accelerated stock repurchase accounting and audits of employee benefit plans for the fiscal year ended December 31, 2006.

Tax Fees. There were $48,000 in aggregate fees billed for tax services for the fiscal year ended December 31, 2007 and none in 2006. The fees in 2007 related to research done on tonnage tax and on a real property tax appeal.

All Other Fees. There were no aggregate fees for services not included above for the fiscal years ended December 31, 2007 and 2006.

OTHER BUSINESS

The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those included in this Proxy Statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will use their best judgment in voting upon them.

SHAREHOLDER PROPOSALS FOR 2009

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2009 must be received at the headquarters of A&B on or before November 13, 2008 in order to be considered for inclusion in the year 2009 Proxy Statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than December 25, 2008. A&B’s Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than December 25, 2008 and not earlier than November 25, 2008.

By Order of the Board of Directors

/s/ Alyson J. Nakamura

ALYSON J. NAKAMURA

Secretary

March 13, 2008